Exhibit 99.1

Company Press Release

February 9, 2023	Flowers Foods (NYSE: FLO)

FLOWERS FOODS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2022 RESULTS

THOMASVILLE, Ga. – Flowers Foods, Inc. (NYSE: FLO) today reported financial results for the company’s 52-week fiscal 2022 and 12-week fourth quarter ended December 31, 2022.

Fiscal 2022 Summary:

Compared to the prior year where applicable

•	Sales increased 11.0% to a record $4.806 billion.

•	Net income increased 10.8% to $228.4 million. Adjusted net income increased 3.0% to $271.0 million.

•	Adjusted EBITDA(1) increased 2.3% to $502.0 million, representing 10.4% of sales, a 90-basis point decrease.

•	Diluted EPS increased $0.10 to $1.07. Adjusted diluted EPS(1) increased $0.03 to $1.27.

Fourth Quarter Summary:

Compared to the prior year fourth quarter where applicable

•	Sales increased 10.1% to a quarter-record $1.083 billion.

•	Net income increased 23.6% to $48.6 million. Adjusted net income increased 14.9% to $48.1 million.

•	Adjusted EBITDA(1) increased 8.5% to $96.2 million, representing 8.9% of sales, a 10-basis point decrease.

•	Diluted EPS increased $0.05 to $0.23. Adjusted diluted EPS(1) increased $0.03 to $0.23.

CEO’s Remarks:

“Our record fourth quarter and fiscal year 2022 sales highlight the flexibility of our business model and strong execution by our Flowers team,” said Ryals McMullian, president and CEO of Flowers Foods. “We have taken steps to adapt and respond to the inflationary environment by implementing price increases, improving the profitability of our lower-margin products, and increasing the attractiveness of our branded portfolio through innovation. We have also entered into an agreement to acquire Papa Pita Bakery, which we expect to provide additional capacity for our growth products and expand our geographic reach.

“Building off our achievements in 2022, we are investing in continued growth for this year and beyond. As part of these efforts, we are increasing marketing to support the nationwide launch of our Dave’s Killer Bread snack bars, implementing our enterprise resource planning project, and continuing to improve operational efficiency. Our 2023 outlook reflects the impact of these investments, which, in combination with our portfolio strategy, we expect to drive sustainable growth over time in line with our long-term financial targets.”

For the 52-week Fiscal 2023, the Company Expects:

•	Sales in the range of approximately $5.176 billion to $5.242 billion, representing an increase of approximately 7.7% to 9.1% compared to the prior year period.

•	Adjusted EBITDA(2) in the range of approximately $513 million to $543 million.

•	Adjusted EPS(2) in the range of approximately $1.20 to $1.30.

The company’s outlook is based on the following assumptions:

•	Depreciation and amortization in the range of $160 million to $165 million

•	Net interest expense of approximately $8 million to $12 million

•	An effective tax rate of approximately 25%

•	Weighted average diluted share count for the year of approximately 213 million shares

•	Capital expenditures in the range of $140 million to $150 million, with $20 million to $30 million related to the ERP upgrade

Matters Affecting Comparability:

Reconciliation of Earnings per Share to Adjusted Earnings per Share

	For the 12-Week Period Ended	For the 12-Week Period Ended
	December 31, 2022	January 1, 2022
Net income per diluted common share	$0.23	$0.18
Business process improvement consulting costs	0.02	0.01
Gain on sale and lease termination gain	(0.02)	(0.01)
FASTER Act and loss on inferior ingredients	NM	0.01
Acquisition-related costs	NM	—
Pension plan settlement loss	—	NM

Adjusted net income per diluted common share	$0.23	$0.20

NM - not meaningful. Certain amounts may not add due to rounding.

Consolidated Fourth Quarter Operating Highlights

Compared to the prior year fourth quarter where applicable

•	Sales increased 10.1% to $1.083 billion, a fourth quarter record. Pricing/mix(3) increased 16.7% while volume(4) declined 6.6%.

•

Branded Retail sales increased $49.3 million or 7.6% to $698.8 million due to higher prices intended to offset inflationary pressures, partially offset by volume declines. Pricing/mix(3) rose 14.1% while volume(4) declined 6.5%.

•

Other sales increased $49.9 million or 14.9% to $383.9 million due to higher prices intended to offset inflationary pressures and volume increases in store branded product, partially offset by volume declines in foodservice. Pricing/mix(3) rose 21.5% while volume(4) declined 6.6%.

•

Materials, supplies, labor, and other production costs (exclusive of depreciation and amortization) were 53.2% of sales, a 110-basis point increase. These costs increased as a percentage of sales due to input cost inflation, partially offset by inflation-driven pricing actions, lower incentive compensation expense, and reduced outside purchases of product.

•

Selling, distribution, and administrative (SD&A) expenses were 37.9% of sales, a 110-basis point decrease, benefiting from lower incentive compensation, lower distributor distribution fees as a percent of sales, reduced rent expense, and greater gain on sale of assets, partly offset by higher bad debt expense and logistics costs. Excluding matters affecting comparability, adjusted SD&A expenses were 37.9% of sales, a 100-basis point decrease from the prior year period.

•	Depreciation and amortization (D&A) expenses were $32.7 million, or 3.0% of sales, a 20-basis point decrease.

•	Net income increased 23.6% to $48.6 million due to all the factors mentioned above along with lower interest expense. Adjusted net income increased 14.9% to $48.1 million.

•	Adjusted EBITDA increased 8.5% to $96.2 million, representing 8.9% of sales, a 10-basis point decrease.

Cash Flow, Capital Allocation, and Capital Return

For fiscal 2022, cash flow from operating activities increased by $16.3 million to $360.9 million, capital expenditures increased $33.1 million to $169.1 million, and dividends paid to shareholders increased $10.6 million to $186.5 million. Cash and cash equivalents were $165.1 million at the end of fiscal 2022.

During the second quarter of fiscal 2022, the Board of Directors increased the company’s share repurchase authorization by 20.0 million shares. For fiscal 2022, the company repurchased $34.6 million of common stock, leaving 24.4 million shares remaining for repurchase under the company’s current share repurchase plan. The company expects to continue to execute share repurchases from time to time under this plan.

(1) Adjusted for items affecting comparability. See reconciliations of non-GAAP measures in the financial statements following this release.

(2) No reconciliation of the forecasted range for Adjusted EPS to Diluted EPS and adjusted EBITDA to net income for the 52-week Fiscal 2023 is included in this press release because the company is unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts. In addition, the company believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

(3) Calculated as (current year period units X change in price per unit) / prior year period sales dollars

(4) Calculated as (prior year period price per unit X change in units) / prior year period sales dollars

Pre-Recorded Management Remarks and Question and Answer Webcast

In conjunction with this release, pre-recorded management remarks and a supporting slide presentation will be posted to the Flowers Foods website. The company will host a live question and answer webcast at 8:30 a.m. (Eastern) on February 10, 2023. The pre-recorded remarks and the webcast will be archived at flowersfoods.com/investors.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of packaged bakery foods in the United States with 2022 sales of $4.8 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Dave’s Killer Bread, Wonder, Canyon Bakehouse, and Tastykake. Learn more at www.flowersfoods.com.

Investor Contact: J.T. Rieck (229) 227-2253

Media Contact: flowersfoods.com/contact/media-inquiries

Forward-Looking Statements

Statements contained in this filing and certain other written or oral statements made from time to time by Flowers Foods, Inc. (the “company”, “Flowers Foods”, “Flowers”, “us”, “we”, or “our”) and its representatives that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to current expectations regarding our future financial condition and results of operations and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. These forward-looking statements are based upon assumptions we believe are reasonable. Forward-looking statements are based on current information and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected. Certain factors that may cause actual results, performance, liquidity, and achievements to differ materially from those projected are discussed in our Annual Report on Form 10-K (the “Form 10-K”) and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC’) and may include, but are not limited to, (a) unexpected changes in any of the following: (1) general economic and business conditions; (2) the competitive setting in which we operate, including advertising or promotional strategies by us or our competitors, as well as changes in consumer demand; (3) interest rates and other terms available to us on our borrowings; (4) supply chain conditions and any related impact on energy and raw materials costs and availability and hedging counter-party risks; (5) relationships with or increased costs related to our employees and third-party service providers; (6) laws and regulations (including environmental and health-related issues); and (7) accounting standards or tax rates in the markets in which we operate, (b) the ultimate impact of the COVID-19 pandemic and future responses and/or measures taken in response thereto, including, but not limited to, new and emerging variants of the virus and the efficacy and distribution of vaccines, which are highly uncertain and are difficult to predict, (c) the loss or financial instability of any significant customer(s), including as a result of product recalls or safety concerns related to our products, (d) changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward less expensive store branded products, (e) the level of success we achieve in developing and introducing new products and entering new markets, (f) our ability to implement new technology and customer requirements as required, (g) our ability to operate existing, and any new, manufacturing lines according to schedule, (h) our ability to implement and achieve our environmental, social, and governance (“ESG”) goals in accordance with regulatory requirements and expectations of stakeholders, suppliers, and customers; (i) our ability to execute our business strategies which may involve, among other things, (1) the ability to realize the intended benefits of planned or contemplated acquisitions, dispositions or joint ventures, (2) the deployment of new systems (e.g., our enterprise resource planning (“ERP”) system), distribution channels and technology, and (3) an enhanced organizational structure, (j) consolidation within the baking industry and related industries, (k) changes in pricing, customer and consumer reaction to pricing actions (including decreased volumes), and the pricing environment among competitors within the industry, (l) our ability to adjust pricing to offset, or partially offset, inflationary pressure on the cost of our products, including ingredient and packaging costs; (m) disruptions in our direct-store-delivery distribution model, including litigation or an adverse ruling by a court or regulatory or governmental body that could affect the independent contractor classifications of the independent distributor partners, (n) increasing legal complexity and legal proceedings that we are or may become subject to, (o) labor shortages and turnover or increases in employee and employee-related costs, (p) the credit, business, and legal risks associated with independent distributor partners and customers, which operate in the highly competitive retail food and foodservice industries, (q) any business disruptions due to political instability, pandemics, armed hostilities (including the ongoing conflict between Russia and Ukraine), incidents of terrorism, natural disasters, labor strikes or work stoppages, technological breakdowns, product contamination, product recalls or safety concerns related to our products, or the responses to or repercussions from any of these or similar events or conditions and our ability to insure against such events, (r) the failure of our information technology (“IT”) systems to perform adequately, including any interruptions, intrusions, cyber-attacks or security breaches of such systems or risks associated with the planned implementation of the upgrade of our ERP system; and (s) the potential impact of climate change on the company, including physical and transition risks, availability or restriction of resources, higher regulatory and compliance costs, reputational risks, and availability of capital on attractive terms. The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the company (such as in our other filings with the SEC or in company press releases) for other factors that may cause actual results to differ materially from those projected by the company. Refer to Part I, Item 1A., Risk Factors, of the Form 10-K, Part II, Item 1A., Risk Factors of the Form 10-Q for the quarter ended October 8, 2022 and subsequent filings with the SEC for additional information regarding factors that could affect the company’s results of operations, financial condition and liquidity. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law. You are advised, however, to consult any further public disclosures by the company (such as in our filings with the SEC or in company press releases) on related subjects.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, adjusted net income, adjusted EPS, adjusted diluted EPS, adjusted income tax expense, adjusted selling, distribution and administrative expenses (SD&A), and gross margin excluding depreciation and amortization. The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure. The company’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

The company defines EBITDA as earnings before interest, taxes, depreciation and amortization. Earnings are net income. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. EBITDA is used as the primary performance measure in the company’s 2014 Omnibus Equity and Incentive Compensation Plan. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness.

EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP.

The company defines adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, adjusted net income, adjusted diluted EPS, adjusted income tax expense and adjusted SD&A, respectively, excluding the impact of asset impairment charges, Project Centennial consulting costs, business process improvement costs, lease terminations, legal settlements, acquisition-related costs, and pension plan settlements. The company believes that these measures, when considered together with its GAAP financial results, provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges.

Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above.

The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure.

Flowers Foods, Inc.

Condensed Consolidated Balance Sheets

(000’s omitted)

	December 31, 2022	January 1, 2022
Assets
Cash and cash equivalents	$165,134	$185,871
Other current assets	613,334	531,154
Property, plant and equipment, net	849,325	798,728
Right-of-use leases, net	275,214	292,489
Distributor notes receivable (1)	163,354	183,403
Other assets	37,008	20,992
Cost in excess of net tangible assets, net	1,209,625	1,240,676

Total assets	$3,312,994	$3,253,313

Liabilities and Stockholders’ Equity
Current liabilities	$518,656	$471,943
Long-term debt	891,842	890,609
Right-of-use lease liabilities (2)	282,862	300,522
Other liabilities	176,344	178,965
Stockholders’ equity	1,443,290	1,411,274

Total liabilities and stockholders’ equity	$3,312,994	$3,253,313

(1)	Includes current portion of $26,472 and $29,093, respectively.
(2)	Includes current portion of $45,769 and $47,974, respectively.

Flowers Foods, Inc.

Consolidated Statement of Operations

(000’s omitted, except per share data)

	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 52-Week Period Ended	For the 52-Week Period Ended
	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Sales	$1,082,670	$983,490	$4,805,822	$4,330,767
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	575,698	512,531	2,501,995	2,175,247
Selling, distribution, and administrative expenses	409,929	383,542	1,850,594	1,719,797
FASTER Act and loss on inferior ingredients	236	1,772	236	944
Plant closure costs and impairment of assets	—	—	7,825	—
Multi-employer pension plan withdrawal costs	—	—	—	3,300
Depreciation and amortization expense	32,713	31,874	141,957	136,559

Income from operations	64,094	53,771	303,215	294,920
Other pension benefit	(179)	(93)	(773)	(405)
Pension plan settlement loss	—	403	—	403
Loss on extinguishment of debt	—	—	—	16,149
Interest expense, net	330	1,419	5,277	8,001

Income before income taxes	63,943	52,042	298,711	270,772
Income tax expense	15,346	12,720	70,317	64,585

Net income	$48,597	$39,322	$228,394	$206,187

Net income per diluted common share	$0.23	$0.18	$1.07	$0.97

Diluted weighted average shares outstanding	212,925	213,165	213,227	213,033

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 52-Week Period Ended	For the 52-Week Period Ended
	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Cash flows from operating activities:
Net income	$48,597	$39,322	$228,394	$206,187
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	25,976	41,781	183,490	172,430
Changes in assets and liabilities and pension plan contributions	(5,218)	(51,716)	(50,995)	(34,007)

Net cash provided by operating activities	69,355	29,387	360,889	344,610

Cash flows from investing activities:
Purchase of property, plant and equipment	(40,699)	(49,241)	(169,071)	(135,964)
Purchase of leased portfolio	—	(64,689)	—	(64,689)
Proceeds from sale of property, plant and equipment	4,346	470	7,681	2,995
Investment in unconsolidated affiliate	—	—	(9,000)	—
Acquisition of trademarks	—	—	—	(10,200)
Other	4,521	3,736	19,302	16,420

Net cash disbursed for investing activities	(31,832)	(109,724)	(151,088)	(191,438)

Cash flows from financing activities:
Dividends paid	(46,449)	(44,393)	(186,501)	(175,903)
Stock repurchases	—	—	(34,586)	(9,510)
Net change in debt borrowings	—	—	—	(81,858)
Payments on financing leases	(291)	(434)	(1,597)	(1,745)
Other	1,607	3,512	517	(5,761)

Net cash disbursed for financing activities	(45,133)	(41,315)	(222,167)	(274,777)

Effect of exchange rates on cash	—	—	(8,371)	—
Net decrease in cash and cash equivalents	(7,610)	(121,652)	(12,366)	(121,605)
Cash and cash equivalents at beginning of period	172,744	307,523	185,871	307,476

Cash and cash equivalents at end of period	$165,134	$185,871	$165,134	$185,871

Flowers Foods, Inc.

Sales by Sales Class and Sales Bridge

(000’s omitted)

Sales by Sales Class	For the 12-Week Period Ended	For the 12-Week Period Ended
	December 31, 2022	January 1, 2022	$ Change	% Change
Branded Retail	$698,795	$649,517	$49,278	7.6%
Other	383,875	333,973	49,902	14.9%

Total Sales	$1,082,670	$983,490	$99,180	10.1%

Sales by Sales Class	For the 52-Week Period Ended	For the 52-Week Period Ended
	December 31, 2022	January 1, 2022	$ Change	% Change
Branded Retail	$3,139,220	$2,874,714	$264,506	9.2%
Other	1,666,602	1,456,053	210,549	14.5%

Total Sales	$4,805,822	$4,330,767	$475,055	11.0%

Sales Bridge

For the 12-week period ended December 31, 2022	Branded Retail	Other	Total
Pricing/mix*	14.1%	21.5%	16.7%
Volume*	(6.5)%	(6.6)%	(6.6)%

Total percentage point change in sales	7.6%	14.9%	10.1%

For the 52-week period ended December 31, 2022	Branded Retail	Other	Total
Pricing/mix*	14.3%	18.1%	15.4%
Volume*	(5.1)%	(3.6)%	(4.4)%

Total percentage point change in sales	9.2%	14.5%	11.0%

* Computations above are calculated as follows:
Price/Mix $ = Current year period units × change in price per unit
Price/Mix % = Price/Mix $ ÷ Prior year period Sales $

Volume $ = Prior year period price per unit × change in units
Volume % = Volume $ ÷ Prior year period Sales $

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Earnings per Share to Adjusted Earnings per Share
	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 52-Week Period Ended	For the 52-Week Period Ended
	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Net income per diluted common share	$0.23	$0.18	$1.07	$0.97
Business process improvement consulting costs	0.02	0.01	0.12	0.11
Plant closure costs and impairment of assets	—	—	0.03	—
Gain on sale, severance costs, and lease termination (gain) loss	(0.02)	(0.01)	(0.02)	(0.01)
FASTER Act and loss on inferior ingredients	NM	0.01	NM	NM
Acquisition-related costs	NM	—	0.04	—
Acquisition consideration adjustment	—	—	—	0.01
Legal settlements and related costs	—	—	0.03	0.08
Loss on extinguishment of debt	—	—	—	0.06
Pension plan settlement loss	—	NM	—	NM
Multi-employer pension plan withdrawal costs	—	—	—	0.01

Adjusted net income per diluted common share	$0.23	$0.20	$1.27	$1.24

NM - not meaningful.
Certain amounts may not add due to rounding.

	Reconciliation of Gross Margin
	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 52-Week Period Ended	For the 52-Week Period Ended
	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Sales	$1,082,670	$983,490	$4,805,822	$4,330,767
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	575,698	512,531	2,501,995	2,175,247

Gross margin excluding depreciation and amortization	506,972	470,959	2,303,827	2,155,520
Less depreciation and amortization for production activities	18,085	17,917	77,950	76,904

Gross margin	$488,887	$453,042	$2,225,877	$2,078,616

Depreciation and amortization for production activities	$18,085	$17,917	$77,950	$76,904
Depreciation and amortization for selling, distribution, and administrative activities	14,628	13,957	64,007	59,655

Total depreciation and amortization	$32,713	$31,874	$141,957	$136,559

	Reconciliation of Selling, Distribution, and Administrative Expenses to Adjusted SD&A
	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 52-Week Period Ended	For the 52-Week Period Ended
	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Selling, distribution, and administrative expenses (SD&A)	$409,929	$383,542	$1,850,594	$1,719,797
Business process improvement consulting costs	(4,303)	(3,897)	(33,169)	(31,293)
Gain on sale, severance costs, and lease termination (gain) loss	6,107	2,644	4,390	2,644
Legal settlements and related costs	—	—	(7,500)	(23,089)
Acquisition-related costs	(936)	—	(12,518)	—
Acquisition consideration adjustment	—	—	—	(3,400)

Adjusted SD&A	$410,797	$382,289	$1,801,797	$1,664,659

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Net Income to EBITDA and Adjusted EBITDA
	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 52-Week Period Ended	For the 52-Week Period Ended
	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Net income	$48,597	$39,322	$228,394	$206,187
Income tax expense	15,346	12,720	70,317	64,585
Interest expense, net	330	1,419	5,277	8,001
Loss on extinguishment of debt	—	—	—	16,149
Depreciation and amortization	32,713	31,874	141,957	136,559

EBITDA	96,986	85,335	445,945	431,481
Other pension benefit	(179)	(93)	(773)	(405)
Business process improvement consulting costs	4,303	3,897	33,169	31,293
Plant closure costs and impairment of assets	—	—	7,825	—
Gain on sale, severance costs, and lease termination (gain) loss	(6,107)	(2,644)	(4,390)	(2,644)
FASTER Act and loss on inferior ingredients	236	1,772	236	944
Acquisition-related costs	936	—	12,518	—
Acquisition consideration adjustment	—	—	—	3,400
Legal settlements and related costs	—	—	7,500	23,089
Pension plan settlement loss	—	403	—	403
Multi-employer pension plan withdrawal costs	—	—	—	3,300

Adjusted EBITDA	$96,175	$88,670	$502,030	$490,861

Sales	$1,082,670	$983,490	$4,805,822	$4,330,767
Adjusted EBITDA margin	8.9%	9.0%	10.4%	11.3%

	Reconciliation of Income Tax Expense to Adjusted Income Tax Expense
	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 52-Week Period Ended	For the 52-Week Period Ended
	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Income tax expense	$15,346	$12,720	$70,317	$64,585
Tax impact of:
Business process improvement consulting costs	1,075	974	8,292	7,823
Plant closure costs and impairment of assets	—	—	1,956	—
Gain on sale, severance costs, and lease termination (gain) loss	(1,527)	(661)	(1,098)	(661)
FASTER Act and loss on inferior ingredients	59	443	59	236
Acquisition-related costs	234	—	3,130	—
Acquisition consideration adjustment	—	—	—	850
Legal settlements and related costs	—	—	1,875	5,773
Loss on extinguishment of debt	—	—	—	4,037
Pension plan settlement loss	—	101	—	101
Multi-employer pension plan withdrawal costs	—	—	—	825

Adjusted income tax expense	$15,187	$13,577	$84,531	$83,569

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Net Income to Adjusted Net Income
	For the 12-Week Period Ended	For the 12-Week Period Ended	For the 52-Week Period Ended	For the 52-Week Period Ended
	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Net income	$48,597	$39,322	$228,394	$206,187
Business process improvement consulting costs	3,228	2,923	24,877	23,470
Plant closure costs and impairment of assets	—	—	5,869	—
Gain on sale, severance costs, and lease termination (gain) loss	(4,580)	(1,983)	(3,292)	(1,983)
FASTER Act and loss on inferior ingredients	177	1,329	177	708
Acquisition-related costs	702	—	9,388	—
Acquisition consideration adjustment	—	—	—	2,550
Legal settlements and related costs	—	—	5,625	17,316
Loss on extinguishment of debt	—	—	—	12,112
Pension plan settlement loss	—	302	—	302
Multi-employer pension plan withdrawal costs	—	—	—	2,475

Adjusted net income	$48,124	$41,893	$271,038	$263,137